EXHIBIT NO. 99.1

[AK STEEL LOGO]

News Release

Contacts:	Media—Alan H. McCoy, Vice President, Public Affairs (513) 425-2826 Investors—James L. Wainscott, Senior Vice President & CFO (513) 425-5392

AK STEEL REPORTS 2nd QUARTER RESULTS

MIDDLETOWN, OH, July 18, 2003 — AK Steel (NYSE: AKS) today reported a net loss of $78.2 million, or $0.72 per diluted share of common stock, for the second quarter of 2003. Net sales were $1,021.4 million on shipments of 1,399,000 tons. The company said the results reflect the combined impacts of lower flat-rolled selling prices, higher raw material, energy and maintenance costs and several one-time charges. Shipments were about 7% lower than in the second quarter of 2002, partially the result of the company’s decision to reduce shipments to certain spot markets where prices continue to be depressed. The company said its average flat-rolled selling price decreased nearly 4%, to $682 per ton, from the second quarter of 2002.

A planned maintenance outage was performed on the company’s Middletown blast furnace during the second quarter at a cost of $11.4 million. In addition, the company experienced continuing high costs for purchased slabs, carbon and stainless scrap, nickel and natural gas. During the quarter, the company shut down a sinter ore recycling plant in Middletown, resulting in a write-off of $4.1 million. AK Steel said it had modified its requirements in order to utilize a more cost-effective fluxed iron ore pellet at the Middletown blast furnace, eliminating the need for the sinter ore recycling plant. At the company’s Ashland, Kentucky plant, work was performed in preparation to resume coke making on a battery placed on hot idle status in 2001. While the additional capacity will result in lower annual coke costs of approximately $3 million, the company expended $2.4 million in the second quarter in preparation for the restart planned for later this month.

“Market conditions, high input costs and legacy burdens continue to make bottom-line improvements elusive,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “We are, nonetheless, committed to leaving no stones unturned to find opportunities for cost reductions and efficiencies.”

AK Steel, headquartered in Middletown, produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge, and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

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AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Shipments (000 tons)	1,399.0	1,504.5	2,764.4	2,940.2

Net Sales	$1,021.4	$1,141.5	$2,023.8	$2,109.2

Cost of products sold	993.5	975.6	1,912.5	1,854.7
Selling and administrative expenses	71.7	64.3	137.7	129.8
Depreciation	58.0	55.6	116.0	113.0
Insurance settlement	—	(23.9)	—	(23.9)

Total operating costs	1,123.2	1,071.6	2,166.2	2,073.6

Operating profit (loss)	(101.8)	69.9	(142.4)	35.6

Interest expense	28.5	34.7	57.1	66.5
Gain on sale of Anthem stock	—	—	—	24.1
Other income	1.0	2.1	2.2	2.6

Income (loss) before income taxes	(129.3)	37.3	(197.3)	(4.2)

Income tax provision (benefit)	(51.1)	13.8	(78.3)	(1.6)

Income (loss) from continuing operations	(78.2)	23.5	(119.0)	(2.6)

Loss from discontinued operations, net of tax	—	1.0	—	0.5
Loss on sale of Sawhill Tubular, net of tax	—	6.3	—	6.3

Net income (loss)	$(78.2)	$16.2	$(119.0)	$(9.4)

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$(0.72)	$0.22	$(1.10)	$(0.03)
Loss from discontinued operations	—	0.01	—	—
Loss on sale of Sawhill Tubular	—	0.06	—	0.06

Net income (loss)	$(0.72)	$0.15	$(1.10)	$(0.09)

Weighted average shares outstanding—Basic	108.5	107.9	108.4	107.9
Weighted average shares outstanding—Diluted	108.5	108.2	108.4	107.9

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AK Steel Corporation

(Unaudited)

Supplemental Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Per ton data:
Flat rolled selling price per ton	$682	$708	$692	$686
Operating profit (loss) per ton	(73)	46	(52)	12

Steel Shipments

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Tons Shipped by Product (000’s)
Stainless/Electrical	226.2	270.9	452.9	519.3
Coated	709.6	800.3	1,396.9	1,506.4
Cold Rolled	285.1	319.8	563.3	678.7
Tubular	27.9	24.1	52.7	44.8
Hot Rolled	74.6	19.0	159.9	47.2
Secondary	75.6	70.4	138.7	143.8

Total Shipments	1,399.0	1,504.5	2,764.4	2,940.2

Shipments by Product (%)
Stainless/Electrical	16.2%	18.0%	16.4%	17.7%
Coated	50.7%	53.2%	50.5%	51.2%
Cold Rolled	20.4%	21.3%	20.4%	23.1%
Tubular	2.0%	1.6%	1.9%	1.5%
Hot Rolled	5.3%	1.3%	5.8%	1.6%
Secondary	5.4%	4.6%	5.0%	4.9%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) June 30, 2003	December 31, 2002
Current Assets
Cash and cash equivalents	$192.9	$282.5
Accounts and notes receivables—net	420.4	403.2
Inventories—net	913.0	870.3
Other current assets	146.3	143.7

Total Current Assets	1,672.6	1,699.7

Property, plant and equipment	4,853.2	4,811.6
Accumulated depreciation	(2,298.9)	(2,179.8)

Property, plant and equipment—net	2,554.3	2,631.8
Other	1,155.8	1,068.2

Total Assets	$5,382.7	$5,399.7

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$502.9	$456.8
Other accruals	229.4	238.8
Current portion of long-term debt	62.5	62.5
Current portion of pension & postretirement benefit obligation	136.6	102.2

Total Current Liabilities	931.4	860.3

Long-term debt	1,260.1	1,259.9
Pension & postretirement benefit obligation	2,616.7	2,584.8
Other liabilities	160.1	165.4

Total Liabilities	4,968.3	4,870.4

Shareholders’ Equity
Common stock—2003; authorized 200,000,000 shares of $.01 par value each; 116,975,102 shares issued; 108,472,380 shares outstanding	1.2	1.2
Additional paid-in capital	1,813.5	1,812.1
Treasury stock—2003; 8,502,722 shares at cost	(122.6)	(122.0)
Accumulated deficit	(1,277.7)	(1,162.0)

Total Shareholders’ Equity	414.4	529.3

Total Liabilities and Shareholders’ Equity	$5,382.7	$5,399.7

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AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2003	2002
Cash Flow From Operating Activities:
Net loss	$(119.0)	$(9.4)
Depreciation	116.0	113.0
Amortization	5.2	5.0
Deferred taxes	(80.2)	44.9
Working capital	(42.0)	(70.8)
Other	70.8	38.7

Net Cash Flow From Operating Activities	(49.2)	121.4

Cash Flow From Investing Activities:
Capital investments	(42.5)	(53.1)
Other	1.2	134.6

Net Cash Flow From Investing Activities	(41.3)	81.5

Cash Flow From Financing Activities:
Proceeds from issuance of debt	—	538.1
Principal payments on long-term debt	—	(0.4)
Common and preferred stock transactions	(0.6)	(1.3)
Other	1.5	0.5

Net Cash Flow From Financing Activities	0.9	536.9

Cash Flow From Discontinued Operations	—	3.1

Net Decrease in Cash	(89.6)	742.9

Cash and Cash Equivalents—Beginning	282.5	101.0

Cash and Cash Equivalents—Ending	$192.9	$843.9

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